Exhibit 99

Investor Relations Contact:	Media Contact:
Jennifer Larson	Jessica Paar
(617) 368-5152	(617) 368-5060

BOSTON BEER REPORTS

FOURTH QUARTER 2017 RESULTS

BOSTON, MA (2/21/18) — The Boston Beer Company, Inc. (NYSE: SAM) reported net revenue for the 13-week fiscal quarter ended December 30, 2017 of $206.3 million, a decrease of $13.1 million or 5.9% from the 14-week 2016 fiscal fourth quarter, mainly due to a decrease in shipments of 7.7%. Net income for the 2017 fourth quarter was $30.5 million, or $2.57 per diluted share, an increase of $8.4 million or $0.82 per diluted share from the fourth quarter of 2016. This increase was primarily due to a favorable one-time impact of $1.72 per diluted share related to the Tax Cuts and Jobs Act of 2017 that was enacted in December 2017 and an increase in gross margins, partially offset by the impact of lower shipments and higher brand investments.

Earnings per diluted share for the 52-week fiscal period ended December 30, 2017 were $8.09, an increase of $1.30, or 19.1%, from the 53-week fiscal period in 2016. Net revenue for the 52-week period ended December 30, 2017 was $863.0 million, a decrease of $43.5 million, or 4.8%, from the 53-week period in 2016.

In the fourth quarter and the 52-week period ended December 30, 2017, the Company recorded a tax benefit of $0.01 per diluted share and $0.36 per diluted share, respectively, resulting from the adoption of the new Accounting Standard “Employee Share-Based Payment Accounting” (“ASU 2016-09”), which was effective for the Company on January 1, 2017.

Highlights of this release include:

•	Depletions decreased 10% for the 13-week 2017 fiscal fourth quarter compared to the 14-week 2016 fiscal fourth quarter. Depletions decreased 7% for the 52-week 2017 fiscal year compared to the 53-week 2016 fiscal year.

•	Depletions decreased 2% for the comparable fourth quarter 13-week periods and 5% for the comparable 52-week periods.

•	Gross margin for the 2017 fourth quarter was 52.4% and for the 2017 full year was 52.1%, an increase of 3.3 and 1.4 percentage points compared to the respective 2016 periods.

•	Advertising, promotional and selling expenses in the fourth quarter increased $15.5 million or 27% compared to the fourth quarter of 2016 and increased $14.4 million or 5.9% for the full year.

•	Year-to-date 2018 depletions through the six weeks ended February 10, 2018 are estimated by the Company to have increased approximately 6% from the comparable weeks in 2017.

•	Full-year 2018 depletion and shipment change is now estimated between zero and plus 6%.

•	Based on current spending and investment plans, full year 2018 Non-GAAP earnings per diluted share[1], which excludes the impact of ASU 2016-09, is now estimated at between $6.30 and $7.30.

[1]	See “Outlook” below for additional information regarding non-GAAP forward-looking measures used in this press release.

Jim Koch, Chairman and Founder of the Company, commented, “Although still negative, total Company depletion trends showed continued improvement during the last quarter. We are still seeing challenges across the industry, including a general softening of the craft beer and hard cider categories, more and more start-up brewers opening their doors, and retail shelves that offer an increasing number of options to drinkers. Our leadership team continues to make strides to address these challenges by improving our cost structure and investing the savings into our brands, which we believe is contributing to the improvements in gross margin and depletions trends. We are excited by the new media campaigns launched in late 2017 for both our Samuel Adams and Angry Orchard brands, and by the early enthusiastic reception to our key innovations launching nationally in the first quarter of 2018. These include the launch of Sam ’76, a uniquely flavorful and refreshing union of lager and ale. The launch of Sam ’76 is being supported by new media, launch events and other marketing programs to drive awareness of this revolutionary beer. To date, the response from our wholesalers, retailers and drinkers has been incredibly positive, but it’s too early to draw conclusions on the long-term impact. Our other key innovations include Samuel Adams New England IPA and Angry Orchard Rosé, both of which are generating excitement during the very early stages of their introductions. We believe that we are well positioned to meet our longer-term challenges because of the quality of our employees, our beers, our innovation capability and our sales execution strength, coupled with our strong financial position that enables us to invest in growing our brands and creating new growth opportunities.”

Mr. Koch continued, “As previously announced, we are delighted that Dave Burwick will join us as CEO. Dave has an established track record of innovation and business success in the beverage and consumer goods industries and has served on Boston Beer’s Board of Directors since 2005. In his most recent role as CEO of Peet’s Coffee, Peet’s has significantly grown sales and profits over the past five years under Dave’s leadership. We expect Dave to join in the second quarter and Martin Roper, the Company’s current President and CEO, will step down as CEO and from the Board at that time. We sincerely thank Martin, as under his 17 years of leadership, the company quadrupled, growing from scrappy up-and-comer to the most successful leader of the Craft beer revolution and a leading player in the hard cider and high-end beer categories.”

Martin Roper, the Company’s President and CEO stated, “Our reported fourth quarter depletions decline for the comparable 13-week period was primarily due to decreases in our Samuel Adams and Angry Orchard brands. These decreases were only partially offset by increases in our Twisted Tea and Truly Spiked & Sparkling brands. We are encouraged by the improving quarterly Company depletions trends since the first quarter of 2017 and are motivated further by a strong start in 2018. In the 2017 fourth quarter, Twisted Tea grew distribution and pull and Truly Spiked & Sparkling maintained its position as one of the leaders of the hard sparkling water segment. Most of our volume declines for the quarter resulted from the continued underperformance of our Samuel Adams brand. Our plans to improve our Samuel Adams trends include our new ‘Fill Your Glass’ integrated marketing campaign, which will be highly visible and amplified across media, digital and point of sale, along with a more focused sales execution on our primary Samuel Adams initiative, the national launch of Sam ’76. In the fourth quarter, we also saw declines in the cider category and in our Angry Orchard brand, although these declines appear to be slowing. During the fourth quarter, we introduced a new media campaign designed to better educate drinkers on hard cider and the occasions to drink it, while explaining the quality and uniqueness of Angry Orchard. We are pleased by the early reaction to the campaign, and are excited by the national launch of Angry Orchard Rosé cider in 2018, which we believe can attract new drinkers to the category from wine and beer. Our full year 2017 depletions performance was below our expectations, but we were able to deliver ahead of targets on our cost savings and efficiency projects, which provided us the flexibility to invest more in our brands in the fourth quarter to improve our trends and set us up well for 2018.”

Mr. Roper went on to say, “We believe we have strong brands in attractive categories and that the best long-term value creation is continued investment to return our brands to growth. With that perspective, we currently anticipate a return to volume growth in 2018. We are planning increased brand and organizational investments funded by continued progress on cost savings and efficiency projects and some of the benefit of the recent tax changes. Our guidance ranges reflect some uncertainty on our volume outlook for 2018 that is more innovation sensitive than in prior years, and projecting full-year depletions volumes and profitability will remain difficult until the success of our key initiatives is more visible, likely towards the end of the second quarter. Our priorities for 2018 remain unchanged. Our number one priority is returning both Samuel Adams and Angry Orchard to growth through continued packaging, innovation, promotion and brand communication initiatives, while maintaining Twisted Tea’s momentum and ensuring Truly Spiked & Sparkling’s position as a leader in the hard sparkling water category. Our second priority is a focus on cost savings and efficiency projects to fund the investments needed to grow our brands and to build our organization’s ability to deliver against our goals. Based on our visibility to opportunities in 2018, we are maintaining our previously stated goal of increasing our gross margins by an average of about one percentage point per-year-over the 3-year period ending 2019, before any mix or volume impacts, while preserving our quality and improving our service levels. Our third priority is long-term product innovation where we continue to explore beverage areas compatible with our business model for delivering long term shareholder value with an aim to generating a consistent cadence of interesting brand innovations.”

4th Quarter 2017 Summary of Results

The 2017 fiscal fourth quarter included 13 weeks compared to the 2016 fiscal fourth quarter, which included 14 weeks. Depletions decreased by 10% for the fourth quarter of 2017, due to the loss of a week of depletions as well as decreases in our Samuel Adams and Angry Orchard brands that were only partially offset by increases in our Twisted Tea and Truly Spiked & Sparkling brands.

Shipment volume was approximately 898 thousand barrels, a 7.7% decrease versus the fourth quarter of 2016.

The Company believes distributor inventory as of December 30, 2017 was at an appropriate level. Inventory as of December 30, 2017 at distributors participating in the Freshest Beer Program decreased slightly in terms of days of inventory on hand when compared to December 31, 2016. The Company has approximately 79% of its volume on the Freshest Beer Program.

Gross margin of 52.4% increased from 49.1% in the fourth quarter of 2016, primarily due to cost saving initiatives in Company-owned breweries, product and package mix and price increases, partially offset by unfavorable fixed cost absorption impacts due to lower volumes and higher ingredients and packaging costs.

Advertising, promotional and selling expenses increased $15.5 million compared to the fourth quarter of 2016, primarily due to increases in media and digital advertising investments for our new campaigns, production and market research costs and higher local marketing costs that were partially offset by decreases in freight to distributors, due to lower volumes and rates.

General and administrative expenses increased by $3.1 million from the fourth quarter of 2016, primarily due to the $3.6 million reversal in stock compensation expense in the fourth quarter of 2016, resulting from the planned retirement of the Company’s Chief Executive Officer in 2018, partially offset by lower consulting fees in the fourth quarter of 2017.

The Company’s effective tax rate for the fourth quarter decreased to a tax benefit of 107.7% from a tax provision of 35.4% in the fourth quarter of 2016 primarily due to the favorable impact of the Tax Cuts and Jobs Act of 2017 of $1.72 per diluted share.

Full Year 2017 Summary of Results

The 2017 fiscal year included 52 weeks compared to the 2016 fiscal year, which included 53 weeks. Depletions decreased by 7% for the 2017 fiscal year, due to the loss of a week of depletions as well as decreases in our Samuel Adams and Angry Orchard brands that were only partially offset by increases in our Twisted Tea and Truly Spiked & Sparkling brands.

Shipment volume was approximately 3.8 million barrels, a 6.2% decrease compared to fiscal 2016.

Gross margin of 52.1% increased from 50.7% in the prior year, primarily due to cost saving initiatives in Company-owned breweries, product and package mix and price increases, partially offset by unfavorable fixed cost absorption impacts due to lower volumes and higher ingredients and packaging costs.

Advertising, promotional and selling expenses increased $14.4 million compared to 2016, due to increases in media and digital advertising costs for our new campaigns, increased salaries and benefits costs and increased production and market research costs, partially offset by decreases in point of sale costs and freight to distributors due to lower volumes and rates.

General and administrative expenses decreased by $4.9 million compared to 2016, primarily due to decreases in consulting and legal costs and lower salary and benefits costs.

The Company’s effective tax rate decreased to 14.7% from a 36.3% rate in the prior year primarily due to the favorable one-time impact of $1.67 per diluted share related to the Tax Cuts and Jobs Act of 2017 and the favorable impact of ASU 2016-09 of $0.36 per diluted share.

Full year 2017 capital spending totaled $33.0 million, primarily for continued investments in the Company-owned breweries to drive efficiencies and cost reductions, support product innovation and further growth.

The Company expects that its cash balance of $65.6 million as of December 30, 2017, along with future operating cash flow and the Company’s unused line of credit of $150.0 million, will be sufficient to fund future cash requirements.

During the fourth quarter and the period from December 31, 2017 through February 16, 2018, the Company repurchased 179,000 shares of its Class A Common Stock for an aggregate purchase price of approximately $31.9 million. As of February 16, 2018, the Company had approximately $169.8 million remaining on the $931.0 million share buyback expenditure limit set by the Board of Directors.

2018 Outlook

The Company currently projects full year 2018 earnings per diluted share to be between $6.30 and $7.30, reflecting the uncertain volume outlook. The Company’s actual 2018 earnings per share could vary significantly from the current projection. Underlying the Company’s current 2018 projection are the following full-year estimates and targets:

•	Depletions and shipments percentage change of between zero and plus 6 percent.

•	National price increases of between zero and 2%.

•	Gross margin of between 52% and 54%, increasing during the year due to progress on cost saving initiatives.

•	Increased investment in advertising, promotional and selling expenses of between $15 million and $25 million. This does not include any changes in freight costs for the shipment of products to the Company’s distributors.

•	Increased general and administrative expenses of between $10 million and $20 million due to organizational investments and anticipated new CEO stock compensation costs.

•	Non-GAAP effective tax rate of approximately 28%, excluding the impact of ASU 2016-09.

•	Estimated capital spending of between $55 million and $65 million, which could be significantly higher, if deemed necessary to meet future growth.

Non-GAAP effective tax rate and Non-GAAP earnings per diluted share are not defined terms under U.S. generally accepted accounting principles (“GAAP”). These Non-GAAP measures should not be considered in isolation or as a substitute for diluted earnings per share and effective tax rate data prepared in accordance with GAAP, and may not be comparable to calculations of similarly titled measures by other companies. The Company’s projection for its Non-GAAP effective tax rate and Non-GAAP earnings per diluted share exclude the impact of ASU 2016-09, which could be significant and will depend largely upon unpredictable future events outside the Company’s control, including the timing and value realized upon exercise of stock options versus the fair value of those options when granted. Therefore, because of the uncertainty and variability of the impact of ASU 2016-09, the Company is unable to provide, without unreasonable effort, a reconciliation of these Non-GAAP measures on a forward-looking basis.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 and today brews more than 60 styles of Samuel Adams beer. Our portfolio of brands also includes Angry Orchard Hard Cider, Twisted Tea, Truly Spiked & Sparkling, as well as several other craft beer brands brewed by A&S Brewing. For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 30, 2017 and December 31, 2016. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Wednesday, February 21, 2018

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	(unaudited)
	December 30, 2017 (13 weeks)	December 31, 2016 (14 weeks)	December 30, 2017 (52 weeks)	December 31, 2016 (53 weeks)
Barrels sold	898	974	3,768	4,019
Revenue	$220,489	$234,535	$921,736	$968,994
Less excise taxes	14,169	15,165	58,744	62,548

Net revenue	206,320	219,370	862,992	906,446
Cost of goods sold	98,283	111,714	413,091	446,776

Gross profit	108,037	107,656	449,901	459,670
Operating expenses:
Advertising, promotional and selling expenses	73,417	57,895	258,649	244,213
General and administrative expenses	18,811	15,708	73,126	78,033
Impairment (gain on sale) of assets, net	946	(272)	2,451	(235)

Total operating expenses	93,174	73,331	334,226	322,011

Operating income	14,863	34,325	115,675	137,659
Other (expense) income, net:
Interest income	168	103	549	168
Other expense, net	(335)	(112)	(82)	(706)

Total other (expense) income, net	(167)	(9)	467	(538)

Income before income tax (benefit) provision	14,696	34,316	116,142	137,121
Income tax (benefit) provision	(15,834)	12,150	17,093	49,772

Net income	$30,530	$22,166	$99,049	$87,349

Net income per common share — basic	$2.60	$1.77	$8.18	$6.93

Net income per common share — diluted	$2.57	$1.75	$8.09	$6.79

Weighted-average number of common shares — Class A basic	8,622	9,184	8,933	9,189

Weighted-average number of common shares — Class B basic	3,045	3,280	3,102	3,344

Weighted-average number of common shares — diluted	11,823	12,638	12,180	12,796

Net income	$30,530	$22,166	$99,049	$87,349

Other comprehensive (loss) income, net of tax:
Currency translation adjustment	(40)	(9)	17	(99)
Defined benefit plans liability adjustment	(202)	(53)	(202)	(53)

Total other comprehensive (loss) income, net of tax:	(242)	(62)	(185)	(152)

Comprehensive income	$30,288	$22,104	$98,864	$87,197

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 30, 2017	December 31, 2016
Assets
Current Assets:
Cash and cash equivalents	$65,637	$91,035
Accounts receivable	33,749	36,694
Inventories	50,651	52,499
Prepaid expenses and other current assets	10,695	8,731
Income tax receivable	7,616	4,928

Total current assets	168,348	193,887
Property, plant and equipment, net	384,280	408,411
Other assets	13,313	9,965
Goodwill	3,683	3,683

Total assets	$569,624	$615,946

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$38,141	$40,585
Accrued expenses and other current liabilities	63,617	60,934

Total current liabilities	101,758	101,519
Deferred income taxes	34,819	57,261
Other liabilities	9,524	10,584

Total liabilities	146,101	169,364
Commitments and Contingencies
Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 8,603,152 and 9,170,956 shares issued and outstanding as of December 30, 2017 and December 31, 2016, respectively	86	92
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 3,017,983 and 3,197,355 shares issued and outstanding as of December 30, 2017 and December 31, 2016, respectively	30	32
Additional paid-in capital	372,590	349,913
Accumulated other comprehensive loss, net of tax	(1,288)	(1,103)
Retained earnings	52,105	97,648

Total stockholders’ equity	423,523	446,582

Total liabilities and stockholders’ equity	$569,624	$615,946

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended
	December 30, 2017	December 31, 2016 (53 weeks)
Cash flows provided by operating activities:
Net income	$99,049	$87,349
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	51,256	49,557
Impairment of assets	2,451	716
Loss on disposal of property, plant and equipment	764	616
Gain on sale of property, plant and equipment	—	(951)
Bad debt recovery	—	(244)
Stock-based compensation expense	6,316	6,148
Excess tax benefit from stock-based compensation arrangements	—	(12,524)
Deferred income taxes	(22,442)	8,243
Changes in operating assets and liabilities:
Accounts receivable	2,945	2,534
Inventories	(1,741)	445
Prepaid expenses, income tax receivable and other assets	(4,511)	14,936
Accounts payable	245	(1,811)
Accrued expenses and taxes and other current liabilities	2,671	5,479
Other liabilities	(1,021)	(6,304)

Net cash provided by operating activities	135,982	154,189

Cash flows used in investing activities:
Purchases of property, plant and equipment	(32,987)	(49,913)
Proceeds from sale of property, plant and equipment	25	3,855
Change in restricted cash	33	40

Net cash used in investing activities	(32,929)	(46,018)

Cash flows used in financing activities:
Repurchase of Class A Common Stock	(144,602)	(164,658)
Proceeds from exercise of stock options	15,415	40,127
Cash paid on note payable and capital lease	(60)	(58)
Excess tax benefit from stock-based compensation arrangements	—	12,524
Net proceeds from sale of investment shares	796	736

Net cash used in financing activities	(128,451)	(111,329)

Change in cash and cash equivalents	(25,398)	(3,158)
Cash and cash equivalents at beginning of year	91,035	94,193

Cash and cash equivalents at end of period	$65,637	$91,035

Income taxes paid	$43,006	$30,978

Income taxes refunded	$—	$12,064

(Decrease) Increase in accounts payable for repurchase of Class A Common Stock	$—	$(3,000)

(Decrease) Increase in accounts payable for purchase of property, plant and equipment	$(2,689)	$2,678